Exhibit 10.28

Execution Version

PRIVATE PLACEMENT WARRANTS TENDER AND SUPPORT AGREEMENT

This PRIVATE PLACEMENT WARRANT TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 12, 2023, is entered into by and among TH International Limited, a Cayman Islands exempted company (the “Company”) and each of the persons listed on Schedule A hereto (each, a “Private Warrant Holder” and, together with the holders of the Public Warrants (as defined below), the “Warrant Holders,” and each, a “Warrant Holder”).

WHEREAS, as of the date hereof, each Private Warrant Holder is the beneficial owner of warrants issued in a private placement in connection with the closing of the initial public offering (the “IPO”) of  Silver Crest Acquisition Corporation, a Cayman Islands exempted company which merged into the Company (“Silver Crest”) that have not become public warrants as a result of being transferred to any person other than permitted transferees (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), in each case governed by the Assignment, Assumption and Amended & Restated Warrant Agreement, dated as of September 28, 2022 (the “Warrant Agreement”), by and among Silver Crest Acquisition Corporation, TH International Limited and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”);

WHEREAS, on September 28, 2022, the Company consummated the business combination with Silver Crest;

WHEREAS, as of the date hereof, the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”) are listed on The Nasdaq Capital Market under the symbol “THCHW” and there are a total of 17,250,000 Public Warrants and 5,650,000 Private Placement Warrants outstanding (including, for avoidance of doubt, 4,450,000 warrants held by affiliates of the Sponsor of Silver Crest and 1,200,000 warrants held by investors in the PIPE);

WHEREAS, each whole Warrant entitles its holder to purchase one of the ordinary shares, par value $0.00000939586994067732 per share, of the Company (the “Ordinary Shares”) for a purchase price of $11.50, subject to certain adjustments;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form F-4 to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”) to offer all Warrant Holders the opportunity to exchange their Warrants for Ordinary Shares, at an exchange ratio and subject to other terms and conditions to be disclosed in the Registration Statement;

WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Solicitation”) to solicit the consent of the holders of the Warrants to amend (the “Warrant Amendment”), effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into a number of Ordinary Shares at an exchange ratio of 10.0% less than the exchange ratio applicable to the Exchange Offer, subject to the terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Solicitation, each Private Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Agreement to Tender. Each Private Warrant Holder shall validly tender or cause to be tendered to the Company all Private Placement Warrants beneficially owned by such Private Warrant Holder as of the date hereof, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement, no later than the scheduled or extended expiration time of the Exchange Offer at the exchange ratio or Ordinary Shares per Warrant to be set forth in the Registration Statement, which for the avoidance of doubt shall be the same exchange ratio offered to the holders of Public Warrants voluntarily participating in the Exchange Offer and the Solicitation. Notwithstanding anything to the contrary in the Registration Statement, after a Private Warrant Holder validly tenders his, her or its Private Placement Warrants to the Company in accordance with the terms of the Registration Statement, such Private Warrant Holder shall not withdraw or cause to be withdrawn the tender of any of such Private Placement Warrants from the Exchange Offer, unless this Agreement is terminated pursuant to Section 1.06 hereof.  For the avoidance of doubt, nothing in this Agreement shall restrict the Private Warrant Holder from acquiring additional Private Placement Warrants subsequent to the date the Exchange Offer and the Solicitation is publicly announced by the Company, subject to applicable federal securities laws, and such additional Private Placement Warrants shall not be subject to the terms of this Agreement.

Section 1.02 Agreement to Consent. Each Private Warrant Holder shall deliver to the Company its timely consent with respect to the Solicitation with respect to all of such Private Warrant Holder’s Private Placement Warrants in accordance with the terms and conditions of the Solicitation as described in the Registration Statement, and such Private Warrant Holder shall not withdraw or cause to be withdrawn any such consent; provided, however that such consent may be withdrawn if this Agreement is terminated pursuant to Section 1.06 hereof.

Section 1.03 Ownership of Private Placement Warrants. Each Private Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Private Warrant Holder’s Private Placement Warrants in accordance with this Agreement, that such Private Warrant Holder is the sole beneficial owner of the number of Private Placement Warrants set forth opposite such Private Warrant Holder’s name on Schedule A hereto, as applicable, and has good and marketable title to such Private Placement Warrants, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Private Warrant Holder shall not transfer any Private Placement Warrants owned by such Private Warrant Holder as of the date hereof to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Private Placement Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulations, and that the Registration Statement, when declared effective, will comply with all applicable U.S. Securities and Exchange Commission requirements.

Section 1.05 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.06 Termination. This Agreement shall terminate as to all Private Placement Holders (a) upon written notice to all the Private Warrant Holders by the Company, (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Solicitation and (ii) June 30, 2023, or (c) if the Company fails to commence the Exchange Offer and Solicitation by May 31, 2023.

Section 1.07 U.S. Federal Income Tax Treatment. The exchange of Warrants for Ordinary Shares pursuant to the Exchange Offer is intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.

Section 1.08 Private Warrant Holder Obligations Several and Not Joint. The obligations of each Private Warrant Holder hereunder shall be several and not joint, and no Private Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Private Warrant Holder.

Section 1.09 Governing Law. The validity, interpretation and performance of this Agreement and of the Private Placement Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.10 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

TH International Limited

By:	/s/ Dong Li
Name:	Dong Li
Title:	Chief Financial Officer

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRIVATE WARRANT HOLDERS:

Liang Meng

/s/ Liang Meng
Name:	Liang Meng

Ho Cheung

/s/ Ho Cheung
Name:	Ho Cheung

TH China Partners Ltd.

/s/ Paul Hong
Name:	Paul Hong
Title:	Authorized Signatory

Tim Hortons Restaurants International GmbH

/s/ Lucas Muniz
Name:	Lucas Muniz
Title:	Sr. Vice President, Finance

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Private Warrant Holder	Number of Private Placement Warrants
Liang Meng	2,733,411
Ho Cheung	328,188
TH China Partners Ltd	400,000
Tim Hortons Restaurants International GmbH	400,000
Total	3,861,599